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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement on Form S-3 and related Prospectus of World Access, Inc. and subsidiaries for the registration of 473,060 shares of its common stock and to the incorporation by reference therein of our report dated June 5, 1998, with respect to the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited for the year ended December 31, 1997 included in WA Telecom Current Report on Form 8-K date July 27, 1998, as amended by Amendment No. 1 on Form 8-K/A dated September 4, 1998, as amended by Amendment No. 2 on Form 8-K/A dated September 25, 1998.


                                          /s/ Ernst & Young LLP
Atlanta, Georgia

November 2, 1999